Exhibit 99.2

CONTACT:	William George	777 Post Oak Blvd, Suite 500
	Chief Financial Officer	Houston, Texas 77056
	(713) 830-9600	713-830-9600
Fax: 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ADDS TWO NEW INDEPENDENT DIRECTORS

Houston, TX — March 6, 2008 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, announced today that its board of directors has appointed Darcy G. Anderson and Alan P. Krusi to serve on the board as independent directors, bringing the board’s total membership to eight.

Mr. Anderson is currently Chief People Officer and Vice President for Corporate Support of Perot Systems Corporation.  He also serves on the Board of the Heart Hospital of Texas, and on the Board of Directors of the Association of Graduates at West Point.

Mr. Krusi is currently the President of EarthTech, Inc., an engineering consulting and construction services firm owned by Tyco International; EarthTech provides services to the water/wastewater, transportation, environmental and facilities markets.  Prior to that, Mr. Krusi served as President of the Construction Services Division of URS Corporation, where he oversaw an international construction services business specializing in construction management and program management of large public infrastructure projects.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “We are very pleased to be adding Darcy and Alan to the board of directors, and I am confident that they will add substantial value.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 66 locations in 60 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, undertaking contractual commitments that exceed our labor resources, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.